SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.   )
Filed by the Registrant                                                      [X]
Filed by a Party other than the Registrant                                   [ ]
Check the appropriate box:
[  ]     Preliminary Proxy Statement
[  ]     Confidential, for use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                             Synovus Financial Corp.
--------------------------------------------------------------------------------
                    (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4)and 0-11.
             1)  Title of each class of securities to which transaction applies:
             ___________________________________________________________________

             2)   Aggregate number of securities to which transaction applies:
             ___________________________________________________________________

             3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
             ___________________________________________________________________

             4)   Proposed maximum aggregate value of transaction:
             ___________________________________________________________________

             5)   Total fee paid:
             ___________________________________________________________________
[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
             1)   Amount Previously Paid:
             ___________________________________________________________________
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                                    [LOGO](R)
                           SYNOVUS(Registration Mark)
                                FINANCIAL CORP.


JAMES H. BLANCHARD
CHAIRMAN OF THE BOARD

                                                                   March 7, 1997
Dear Shareholder:

     The Annual Meeting of the Shareholders of Synovus Financial Corp. will be held on April 17, 1997 in the South Hall of the Columbus, Georgia Convention & Trade Center, beginning at 10:00 o'clock A.M., E.T., for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

     We encourage you to attend the Annual Meeting of Shareholders and let us give you a review of 1996. Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. To make sure your shares are represented, we urge you to complete the enclosed Proxy Card, including the Certificate of Beneficial Owner on the reverse side of the Proxy, and mail it to us promptly.

     Thank you for helping us make 1996 a good year. We look forward to your continued support in 1997 and another good year.

                                        Sincerely yours,
                                        /s/James H. Blanchard
                                        JAMES H. BLANCHARD

Synovus Financial Corp.     Post Office Box 120     Columbus, Georgia 31902-0120



                                   SYNOVUS(R)
                                 FINANCIAL CORP.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held April 17, 1997

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Synovus Financial Corp. ("Synovus") will be held in the South Hall of the Columbus, Georgia Convention & Trade Center, on April 17, 1997, at 10:00 o'clock A.M., E.T., for:

(1) The election of five nominees as Class III directors of Synovus to serve until the 2000 Annual Meeting of Shareholders; and

(2) The transaction of such other business as may properly come before the Annual Meeting.

     Information relating to the above matters is set forth in the accompanying Proxy Statement.

     Only shareholders of record at the close of business on February 12, 1997 will be entitled to notice of and to vote at the Annual Meeting.

                                        /s/G. Sanders Griffith, III
                                        G. SANDERS GRIFFITH, III
                                        Secretary

Columbus, Georgia
March 7, 1997


WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING IN PERSON, PLEASE VOTE, DATE AND SIGN THE ENCLOSED PROXY, COMPLETE AND SIGN THE CERTIFICATE OF BENEFICIAL OWNER ON THE REVERSE SIDE OF THE ENCLOSED PROXY, AND RETURN THEM PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES.


                                   SYNOVUS(R)
                                FINANCIAL CORP.



                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held April 17, 1997

                                I. INTRODUCTION

A.   Purposes of Solicitation -- Terms of Proxies.

     The Annual Meeting of the Shareholders ("Annual Meeting") of Synovus Financial Corp. ("Synovus") will be held on April 17, 1997 for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. The enclosed Proxy is solicited BY AND ON BEHALF OF SYNOVUS' BOARD OF DIRECTORS in connection with such Annual Meeting, or any adjournment thereof. The costs of the solicitation of Proxies by Synovus' Board of Directors will be paid by Synovus. Forms of Proxies and Proxy Statements will also be distributed through brokers, banks, nominees, custodians and other like parties to the beneficial owners of shares of the $1.00 par value common stock of Synovus ("Synovus Common Stock"), and Synovus will reimburse such parties for their reasonable out-of-pocket expenses therefor. Synovus' mailing address is Post Office Box 120, Columbus, Georgia 31902-0120.

     The shares represented by the Proxy in the accompanying form, which when properly executed, returned to Synovus' Board of Directors and not revoked, will be voted in accordance with the instructions specified in such Proxy. If a choice is not specified in a Proxy, the shares represented by such Proxy will be voted "FOR" the election of the five nominees for election as Class III directors of Synovus named herein.

     Each Proxy granted may be revoked in writing at any time before the authority granted thereby is exercised. Attendance at the Annual Meeting will constitute a revocation of the Proxy for such Annual Meeting if the maker thereof elects to vote in person.

     This Proxy Statement and the enclosed Proxy are being first mailed to shareholders on or about March 7, 1997.

B.   Shareholder Proposals.

     From time to time, Synovus' shareholders may present proposals which may be proper subjects for inclusion in Synovus' Proxy Statement for consideration at Synovus' Annual Meeting. To be considered for inclusion, shareholder proposals must be submitted on a timely basis. Proposals for Synovus' 1998 Annual Meeting must be received by Synovus no later than November 7, 1997, and any such proposals, as well as any questions related thereto, should be directed to Secretary, Synovus Financial Corp., 901 Front Avenue, Suite 301, Columbus, Georgia 31901.

C.   Director Nominees or Other Business for Presentation at the Annual Meeting.

     Shareholders who wish to present director nominations or other business at the Annual Meeting are required to notify the Secretary of their intent at least 60 days but not more than 120 days before the meeting and the notice must provide information as required in the bylaws. A copy of these bylaw requirements will be provided upon request in writing to Secretary, Synovus Financial Corp., 901 Front Avenue, Suite 301, Columbus, Georgia 31901. This requirement does not affect the deadline for submitting shareholder proposals for inclusion in the Proxy Statement nor does it preclude discussion by any shareholder of any business properly brought before the Annual Meeting.

D.   Securities Entitled to Vote and Record Date.

     Only shareholders of record at the close of business on February 12, 1997 are entitled to vote at the Annual Meeting, or any adjournment thereof. As of that date, there were 116,369,039 shares of Synovus Common Stock outstanding and entitled to vote. Synovus owned 77,895 shares of Synovus Common Stock on February 12, 1997 as treasury shares, which are not considered to be outstanding and are not entitled to be voted at the Annual Meeting. In accordance with the amendment to Synovus' Articles of Incorporation which was adopted by the shareholders of Synovus and became effective on April 24, 1986 (the "Voting Amendment"), a holder of Synovus Common Stock will be entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus Common Stock beneficially owned on February 12, 1997 which: (1) has had the same beneficial owner since February 12, 1993; (2) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner for whom it was acquired under such plan; (3) is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus' Board of Directors approving such issuance specifically reference and grant such rights; (4) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under any such plan; (5) is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus' Board of Directors approving such issuance and/or transfer specifically reference and grant such rights; (6) was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed was acquired prior to, and has been held by the same beneficial owner since, February 12, 1993; (7) has been beneficially owned continuously by the same shareholder for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; or (8) is owned by a holder who, in addition to shares which are beneficially owned under the provisions of (1)-(7) above, is the beneficial owner of less than 506,250 shares of Synovus Common Stock (which amount has been appropriately adjusted to reflect the three-for-two stock splits effected in the form of 50% stock dividends paid on October 1, 1986, October 3, 1988, April 1, 1993 and April 8, 1996, respectively, and with such amount to be appropriately adjusted to properly reflect any other change in Synovus Common Stock by means of a stock split, a stock dividend, a recapitalization or otherwise occurring after April 24, 1986). Shareholders of shares of Synovus Common Stock not described above are entitled to one vote per share for each such share. The actual voting power of each holder of shares of Synovus Common Stock will be based on information possessed by Synovus at the time of the Annual Meeting.

     As Synovus Common Stock is registered with the Securities and Exchange Commission ("SEC") and is traded on the New York Stock Exchange ("NYSE"), Synovus Common Stock is subject to the provisions of an NYSE rule which, in general, prohibits a company's common stock and equity securities from being authorized or remaining authorized for trading on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, such rule contains a "grandfather" provision, under which Synovus' Voting Amendment falls, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted.

     The number of votes that each shareholder will be entitled to exercise at the Annual Meeting will depend upon whether each share held by the shareholder meets the requirements which entitle one share of Synovus Common Stock to ten votes on each matter submitted to a vote of shareholders. Shareholders of Synovus Common Stock must complete the Certification on the reverse side of the Proxy in order for any of the shares represented by the Proxy to be entitled to ten votes per share.

SHAREHOLDERS AND BENEFICIAL OWNERS WHO DO NOT COMPLETE THE CERTIFICATIONS ON THE REVERSE SIDES OF THEIR PROXY CARDS AND WHO WOULD, IF THEY HAD COMPLETED SUCH CERTIFICATIONS, BE ENTITLED TO TEN VOTES PER SHARE, WILL BE ENTITLED TO ONLY ONE VOTE PER SHARE.

E.   Columbus Bank and Trust Company and Total System Services, Inc.

     Synovus is the owner of all of the issued and outstanding shares of voting common stock of Columbus Bank and Trust Company(R)("Columbus Bank"). Columbus Bank owns individually 80.7% of the outstanding shares of Total System Services, Inc.(SM) ("TSYS(R)"), a bankcard data processing company having 129,289,680 shares of $.10 par value voting common stock ("TSYS Common Stock") outstanding on February 12, 1997.

                           II. ELECTION OF DIRECTORS

A.   Information Concerning Directors and Nominees.

(1)  Number and Classification of Directors.

     In accordance with the vote of shareholders taken at Synovus' 1995 Annual Meeting, the number of members of Synovus' Board of Directors was set at 20. Synovus' Board of Directors is currently comprised of 20 members. The 20 members who comprise Synovus' Board of Directors are divided into three classes of directors: Class I directors, Class II directors and Class III directors, with each of such Classes of directors serving staggered 3-year terms. At Synovus' 1995 Annual Meeting, Class I directors were elected to serve 3-year terms to expire at Synovus' 1998 Annual Meeting and at Synovus' 1996 Annual Meeting, Class II directors were elected to serve 3-year terms to expire at Synovus' 1999 Annual Meeting. The terms of office of the Class III directors expire at Synovus' 1997 Annual Meeting. Given the division of Synovus' Board of Directors into three classes, shareholders who do not favor the policies of Synovus' Board of Directors would require at least two Annual Meetings of Shareholders to replace a majority of the members of the Board.

(2)  Nominees  for Class III Directors and Vote Required.

     Synovus' Board of Directors has selected five nominees which it proposes for election to Synovus' Board as Class III directors. The nominees for Class III directors of Synovus will be elected to serve 3-year terms that will expire at Synovus' 2000 Annual Meeting. The five nominees for Class III directors of Synovus are: Daniel P. Amos, Richard Y. Bradley, John P. Illges, III, William B. Turner and George C. Woodruff, Jr. Proxies cannot be voted at the 1997 Annual Meeting for a greater number of persons than the number of nominees named.

     Under Georgia law, a majority of the issued and outstanding shares of Synovus Common Stock entitled to vote must be represented at the 1997 Annual Meeting to constitute a quorum. However, as is allowed by Georgia law, under Synovus' bylaws and the Voting Amendment, a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of Synovus Common Stock entitled to vote must be represented at the 1997 Annual Meeting in order to constitute a quorum. Under both Georgia law and Synovus' bylaws, all shares represented at the meeting, including shares abstaining and withholding authority, are counted for purposes of determining whether a quorum exists. The nominees for election as directors at the Annual Meeting who receive the greatest number of votes (a plurality), a quorum being present, shall become directors at the conclusion of the tabulation of votes. Thus, once a quorum has been established, abstentions and broker non-votes have no effect upon the election of directors. The shares represented by Proxies executed for Synovus' 1997 Annual Meeting in such manner as not to withhold authority to vote for the election of any nominee for Synovus' Board of Directors shall be voted "FOR" the election of the five nominees for Class III directors on Synovus' Board named herein.

     If any nominee for Class III director of Synovus becomes unavailable for any reason before Synovus' 1997 Annual Meeting, the shares represented by executed Proxies may be voted for such substitute nominee as may be determined by the holders of such Proxies. It is not anticipated that any nominee will be unavailable for election.

SYNOVUS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE FIVE NOMINEES FOR ELECTION AS CLASS III DIRECTORS ON SYNOVUS' BOARD SET FORTH HEREIN.

B.   Information Concerning Directors and Nominees for Class III Directors.

(1)  General Information.

     The following table sets forth the name, age, principal occupation and employment (which, except as noted, has been for the past five years) of each of the five nominees for election as Class III directors of Synovus and the remaining directors who will continue to serve on Synovus' Board of Directors, his or her director classification, length of service as a director of Synovus, any family relationships with other directors or executive officers of Synovus, and any Board of Directors of which he or she is a member with respect to any company with a class of securities registered with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any company which is subject to the requirements of Section 15(d) of that Act, including TSYS, or any company registered with the SEC as an investment company under the Investment Company Act of 1940 ("Public Company").

                                    Synovus        Year
                                    Director       First          Principal Occupation
                                    Classifi-      Elected        and Other Directorships
Name                       Age      cation         Director       of Public Companies
-------------------------  -----    --------       ----------     ------------------------
Daniel P. Amos              45         III          1991          Chief Executive Officer and Director,
                                                                  AFLAC Incorporated (Insurance
                                                                  Holding Company)

Richard E. Anthony<F1>      50         II           1993          Vice Chairman of the Board, Synovus
                                                                  Financial Corp.; Chairman of the
                                                                  Board, First Commercial Bank of
                                                                  Birmingham (Banking Subsidiary of
                                                                  Synovus)

Joe E. Beverly              55         II           1983          Chairman of the Board, Commercial
                                                                  Bank, Thomasville, Georgia (Banking
                                                                  Subsidiary of Synovus); Director,
                                                                  Flowers Industries, Inc.

James H. Blanchard<F2>      55         I            1972          Chairman of the Board and Chief
                                                                  Executive Officer, Synovus Financial
                                                                  Corp.; Chairman of the Executive
                                                                  Committee, Total System Services,
                                                                  Inc.; Director, BellSouth Corporation

Richard Y. Bradley<F3>      58         III          1991          Partner, Bradley & Hatcher (Law
                                                                  Firm); Director, Total System
                                                                  Services, Inc.

Stephen L. Burts, Jr.<F4>   44         I            1992          President, Synovus Financial Corp.

Walter M. Deriso, Jr.<F5>   50         II           1997          Vice Chairman of the Board, Synovus
                                                                  Financial Corp.; Chairman of the
                                                                  Board, Security Bank and Trust
                                                                  Company, Albany, Georgia (Banking
                                                                  Subsidiary of Synovus)

C. Edward Floyd, M.D.       62         I            1995          Vascular Surgeon

Gardiner W. Garrard, Jr.    56         I            1972          President, The Jordan Company
                                                                  (Real Estate Development); Director,
                                                                  Total System Services, Inc.

V. Nathaniel Hansford       53         I            1985          Professor and Dean Emeritus
                                                                  --School of Law, University of
                                                                  Alabama

John P. Illges, III <F6>    62         III          1997          Senior Vice President and Financial
                                                                  Consultant, The Robinson-Humphrey
                                                                  Company, Inc. (Stockbroker);
                                                                  Director, Total System Services, Inc.

Mason H. Lampton            49         II           1993          President, The Hardaway Company
                                                                  (Construction Company); Director,
                                                                  Total System Services, Inc.

Elizabeth C. Ogie<F7>       46         II           1993          Director, W.C. Bradley Co. (Metal
                                                                  Manufacturer and Real Estate)

John T. Oliver, Jr.<F8>     67         II           1993          Vice Chairman of the Executive
                                                                  Committee, Synovus Financial Corp.;
                                                                  Chairman of the Board, First National
                                                                  Bank of Jasper (Banking Subsidiary
                                                                  of Synovus)

H. Lynn Page                56         I            1978          Vice Chairman of the Board (Retired)
                                                                  and Director, Synovus Financial
                                                                  Corp., Columbus Bank and Trust
                                                                  Company and Total System Services,
                                                                  Inc.

William L. Pherigo<F9>      55         II           1995          President and Chief Executive Officer,
                                                                  The National Bank of South Carolina
                                                                  (Banking Subsidiary of Synovus)

Robert V. Royall, Jr.       62         I            1995          Chairman of the Board, The National
                                                                  Bank of South Carolina (Banking
                                                                  Subsidiary of Synovus); Director, Blue
                                                                  Cross Blue Shield of South Carolina;
                                                                  Secretary of Commerce, State of
                                                                  South Carolina

William B. Turner<F7><F10>  74         III          1972          Chairman of the Executive
                                                                  Committee, Columbus Bank and
                                                                  Trust Company and Synovus
                                                                  Financial Corp.; Advisory Director, W.
                                                                  C. Bradley Co. (Metal Manufacturer
                                                                  and Real Estate); Director,
                                                                  Total System Services, Inc.

George C. Woodruff, Jr.     68         III          1972          Real Estate and Personal
                                                                  Investments; Director, Total System
                                                                  Services, Inc. and United Cities Gas
                                                                  Company

James D. Yancey<F11>        55         I            1978          Vice Chairman of the Board, Synovus
                                                                  Financial Corp. and Columbus Bank
                                                                  and Trust Company; Director, Total
                                                                  System Services, Inc.

-------------
<F1> Richard E. Anthony was elected Vice Chairman of Synovus in September, 1995.
     Prior to 1995, Mr. Anthony served, and continues to serve, as President of Synovus Financial Corp. of Alabama and Chairman of the Board of First Commercial Bank of Birmingham, both of which companies are subsidiaries of Synovus.

<F2> James H.  Blanchard was elected  Chairman of the Board of Synovus in April,
     1986. Prior to 1986, Mr. Blanchard served in various capacities with Synovus, Columbus Bank and/or TSYS, including President of Synovus.

<F3> Richard Y. Bradley formed Bradley & Hatcher in September,  1995.  From 1991 until 1995, Mr. Bradley served as President of Bickerstaff Clay Products Company, Inc.

<F4> Stephen L. Burts,  Jr. was  elected  President  of Synovus in March,  1992.
     Prior to 1992, Mr. Burts served in various capacities with Synovus and/or Columbus Bank, including Executive Vice President and Treasurer.

<F5> Walter M.  Deriso,  Jr. was  elected  Vice  Chairman of Synovus in January,
     1997. Prior to 1997, Mr. Deriso served as President of Security Bank and Trust Company. Mr. Deriso was elected as a director of Synovus in January, 1997 by Synovus' Board of Directors to fill the unexpired term of a vacant Class II board seat.

<F6> John P. Illges,  III was elected as a director of Synovus in January,  1997 by Synovus' Board of Directors to fill the unexpired term of a vacant Class III board seat. Mr. Illges previously served as an Advisory Director of Synovus.

<F7> Elizabeth C. Ogie is William B. Turner's niece.

<F8> John T. Oliver, Jr. was elected Vice Chairman of the Executive Committee of
     Synovus in September, 1995. Prior to 1995, Mr. Oliver served, and continues to serve, as Chairman of the Board of Synovus Financial Corp. of Alabama and First National Bank of Jasper, both of which companies are subsidiaries of Synovus.

<F9> William L. Pherigo was elected President and Chief Executive Officer of The
     National Bank of South Carolina effective January, 1996. Prior to 1996, Mr. Pherigo served as President and Chief Operating Officer of The National Bank of South Carolina.

<F10>William B.  Turner was  elected  Chairman  of the  Executive  Committee  of
     Synovus in April, 1986. Prior to 1986, Mr. Turner served in various capacities with Synovus and/or Columbus Bank, including Chairman of the Board of both Synovus and Columbus Bank.

<F11>James D. Yancey was elected Vice Chairman of the Board of Synovus in March,
     1992. Prior to 1992, Mr. Yancey served in various capacities with Synovus and/or Columbus Bank, including Vice Chairman of the Board and President of both Synovus and Columbus Bank.


(2)  Synovus Common Stock Ownership of Directors and Management.

     The following table sets forth, as of December 31, 1996, the number of shares of Synovus Common Stock beneficially owned by each of Synovus' directors and Synovus' five most highly compensated executive officers. To the best of Synovus' knowledge, all shares of Synovus Common Stock beneficially owned by such persons qualify for ten votes per share, subject to the completion by such persons of the Certifications contained on the reverse side of their Proxy Cards. Information relating to beneficial ownership of Synovus Common Stock is based upon information furnished by each person or entity using "beneficial ownership" concepts set forth in the rules of the SEC under Section 13(d) of the Exchange Act.

                        Shares of                          Shares of
                        Synovus            Shares of       Synovus
                        Common             Synovus         Common                         Percentage of
                        Stock              Common Stock    Stock           Total Shares   Outstanding
                        Beneficially       Beneficially    Beneficially    of Synovus     Shares of
                        Owned with         Owned with      Owned with      Common         Synovus
                        Sole Voting        Shared Voting   Sole Voting     Stock          Common Stock
                        and Invest-        and Invest-     but no Invest-  Beneficially   Beneficially
                        ment Power         ment Power      ment Power      Owned as of    Owned as of
Name                    as of 12/31/96     as of 12/31/96  as of 12/31/96  12/31/96       12/31/96
----------------------  ------------------ --------------  --------------  -------------- --------------
Daniel P. Amos             30,435          203,868<F1>        ---            237,918       .20%
Richard E. Anthony        231,505<F2>       30,754           17,786          280,045       .24
Joe E. Beverly            240,507<F3>        2,025           22,602          265,134       .23
James H. Blanchard        720,749<F4>        4,460          164,598          889,807       .76
Richard Y. Bradley          8,133           56,221            ---             64,354       .06
Stephen L. Burts, Jr.     107,579<F5>         ---            21,212          128,791       .11
Walter M. Deriso, Jr.      13,987            1,663            ---             15,650       .01
C. Edward Floyd, M.D.     485,903           67,498            ---            553,401       .48
Gardiner W. Garrard, Jr.   88,481          635,938            ---            724,419       .62
V. Nathaniel Hansford      90,729          145,895            ---            236,624       .20
John P. Illges, III       247,356          116,445<F6>        ---            363,801       .31
Mason H. Lampton           77,462          128,693<F7>        ---            206,155       .18
Elizabeth C. Ogie          15,610       13,557,182<F8><F9>    ---         13,572,792     11.67
John T. Oliver, Jr.       345,304<F10>       41,302<F11>     20,827          407,433       .35
H. Lynn Page              373,688            5,118            ---            378,806       .33
William L. Pherigo        184,395<F12>        ---             7,676          192,071       .16
Robert V. Royall, Jr.     235,223<F13>      75,087            ---            310,310       .27
William B. Turner          41,649       13,503,372<F9>        ---         13,545,021     11.64
George C. Woodruff, Jr.    56,605           30,000<F14>       ---             86,605       .07
James D. Yancey           453,585<F15>      27,412           34,615          515,612       .44

---------------------------
<F1> Includes  34,050  shares  of  Synovus  Common  Stock  held by a  charitable foundation of which Mr. Amos is a trustee.

<F2> Includes  14,675  shares of Synovus  Common Stock with respect to which Mr.
     Anthony has options to acquire.

<F3> Includes  18,783  shares of Synovus  Common Stock with respect to which Mr.
     Beverly has options to acquire.

<F4> Includes  38,151  shares of Synovus  Common Stock with respect to which Mr.
     Blanchard has options to acquire.

<F5> Includes  24,800  shares of Synovus  Common Stock with respect to which Mr.
     Burts has options to acquire.

<F6> Includes  27,852  shares  of  Synovus  Common  Stock  held by a  charitable foundation of which Mr. Illges is trustee.

<F7> Includes  117,639  shares of Synovus Common Stock held in a trust for which
     Mr. Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of such shares.

<F8> Includes  52,869  shares  of  Synovus  Common  Stock  held by a  charitable foundation of which Mrs. Ogie is a trustee.

<F9> Includes  1,141,425  shares of Synovus  Common  Stock held by a  charitable foundation of which Mrs. Ogie and Mr. Turner are among the trustees, and 12,353,139 shares of Synovus Common Stock beneficially owned by TB&C Bancshares, Inc., of which Mrs. Ogie and Mr. Turner are officers, directors and shareholders.

<F10>Includes  18,468  shares of Synovus  Common Stock with respect to which Mr.
     Oliver has options to acquire.

<F11>Includes  45,427  shares  of  Synovus  Common  Stock  held by a  charitable foundation of which Mr. Oliver is trustee.

<F12>Includes  84,055  shares of Synovus  Common Stock with respect to which Mr.
     Pherigo has options to acquire.

<F13>Includes  92,969  shares of Synovus  Common Stock with respect to which Mr.
     Royall has options to acquire.

<F14>Includes  30,000  shares  of  Synovus  Common  Stock  held by a  charitable foundation of which Mr. Woodruff is a trustee.

<F15>Includes  24,588  shares of Synovus  Common Stock with respect to which Mr.
     Yancey has options to acquire.


     The following table sets forth information, as of December 31, 1996, with respect to the beneficial ownership of Synovus Common Stock by all directors and executive officers of Synovus as a group. To the best of Synovus' knowledge, all shares of Synovus Common Stock beneficially owned by all directors and executive officers of Synovus qualify for ten votes per share, subject to the completion by such persons of the Certifications contained on the reverse sides of their Proxy Cards.

                                                  Percentage of
                         Shares of                Outstanding Shares of
                         Synovus Common Stock     Synovus Common Stock
Name of                  Beneficially Owned       Beneficially Owned
Beneficial Owner         as of 12/31/96           as of 12/31/96
----------------------- ------------------------  ----------------------------
All directors
and executive
officers of Synovus
as a group                19,658,540                16.84%
(includes
24 persons)

     For a detailed discussion of the beneficial ownership of TSYS Common Stock by Synovus' named executive officers and directors and by all directors and executive officers of Synovus as a group, see Section V(C) hereof captioned "TSYS Common Stock Ownership of Directors and Management."

C.   Board  Committees and Attendance.

     The business and affairs of Synovus are under the direction of Synovus' Board of Directors. During 1996, Synovus' Board of Directors held six regular meetings and two special meetings. During 1996, each of Synovus' incumbent directors attended at least 75% of the aggregate meetings of Synovus' Board of Directors and the Committees thereof on which he or she sat.

     Synovus'  Board of Directors  has three  principal  committees  -- an Audit
Committee, a Compensation Committee and an Executive Committee. There is no Nominating Committee of Synovus' Board of Directors.

     Audit Committee. The members of the Audit Committee of Synovus' Board of Directors are: Gardiner W. Garrard, Jr., Chairman, and George C. Woodruff, Jr. The primary functions engaged in by Synovus' Audit Committee include: (i) annually recommending to Synovus' Board the independent certified public accountants ("Independent Auditors") to be engaged by Synovus for the next fiscal year; (ii) reviewing the plan and results of the annual audit by Synovus' Independent Auditors; (iii) reviewing and approving the range of management advisory services provided by Synovus' Independent Auditors; (iv) reviewing
Synovus' internal audit function and the adequacy of the internal accounting control systems of Synovus and its subsidiaries; (v) reviewing the results of regulatory examinations of Synovus and its subsidiaries; (vi) periodically reviewing the financial statements of Synovus and the consolidated financial statements of Synovus and its subsidiaries; and (vii) considering such other matters with regard to the internal and independent audit of Synovus and its subsidiaries as, in its discretion, it deems to be necessary or desirable, periodically reporting to Synovus' Board as to the exercise of its duties and responsibilities and, where appropriate, recommending matters in connection with the audit function with respect to which Synovus' Board should consider taking action. During 1996, Synovus' Audit Committee held one meeting.

     Compensation Committee. The members of the Compensation Committee of Synovus' Board of Directors are: Gardiner W. Garrard, Jr., Chairman, and Mason
H. Lampton. The primary functions engaged in by Synovus' Compensation Committee include: (i) evaluating the remuneration of senior management and board members of Synovus and its subsidiaries and the compensation and fringe benefit plans in which officers, employees and directors of Synovus and its subsidiaries are eligible to participate; and (ii) recommending to Synovus' Board whether or not it should modify, alter, amend, terminate or approve such remuneration, compensation or fringe benefit plans. During 1996, Synovus' Compensation Committee held five meetings.

     Executive  Committee.  The members of  Synovus'  Executive  Committee  are:
William B. Turner, Chairman, James H. Blanchard, Gardiner W. Garrard, Jr., George C. Woodruff, Jr., James D. Yancey, John T. Oliver, Jr. and Richard Y. Bradley. During the intervals between meetings of Synovus' Board of Directors, Synovus' Executive Committee possesses and may exercise any and all the powers of Synovus' Board of Directors in the management and direction of the business and affairs of Synovus with respect to which specific direction has not been previously given by Synovus' Board of Directors. During 1996, Synovus' Executive Committee held three meetings.

D. Executive Officers.

         The following table sets forth the name, age and position with Synovus of each present executive officer of Synovus.

Name                                Age     Position with Synovus
----------------------------      -------   ------------------------------------
James H. Blanchard                  55      Chairman of the Board and Chief Executive Officer
William B. Turner                   74      Chairman of the Executive Committee
John T. Oliver, Jr.                 67      Vice Chairman of the Executive Committee
James D. Yancey                     55      Vice Chairman of the Board
Richard E. Anthony                  50      Vice Chairman of the Board
Walter M. Deriso, Jr.               50      Vice Chairman of the Board
Stephen L. Burts, Jr.               44      President
G. Sanders Griffith, III            43      Senior Executive Vice President, General
                                            Counsel and Secretary
Thomas J. Prescott                  42      Executive Vice President and
                                            Chief Financial Officer
Jay C. McClung                      48      Executive Vice President, Credit Administration
Calvin Smyre                        49      Executive Vice President, Corporate Affairs

     Synovus' executive officers serve at the pleasure of Synovus' Board of Directors. All of the executive officers of Synovus are members of Synovus' Board of Directors, except G. Sanders Griffith, III, Thomas J. Prescott, Jay C. McClung and Calvin Smyre.

     G. Sanders Griffith, III serves as Senior Executive Vice President, General Counsel and Secretary of Synovus, positions he has held since October, 1995. From 1988 until 1995, Mr. Griffith served in various capacities with Synovus, including Executive Vice President, General Counsel and Secretary. Thomas J. Prescott was elected Executive Vice President and Chief Financial Officer of Synovus in December, 1996. From 1987 until 1996, Mr. Prescott served in various capacities with Synovus, including Executive Vice President and Treasurer. Jay
C. McClung was elected Executive Vice President of Synovus in January, 1995. From 1986 until 1995, Mr. McClung served in various capacities with Columbus Bank, including Senior Vice President. Calvin Smyre was elected Executive Vice President of Synovus in November, 1996. From 1976 until 1996, Mr. Smyre served in various capacities with Columbus Bank and/or Synovus, including Senior Vice President of Synovus.

                           III. EXECUTIVE COMPENSATION

(1) Summary Compensation Table.

     The following table summarizes the cash and noncash compensation for each of the last three fiscal years for the chief executive officer of Synovus and for the other four most highly compensated executive officers of Synovus.

                                                SUMMARY COMPENSATION TABLE
                                                                                         Long-Term
                                                Annual Compensation                     Compensation Awards
                          --------------------------------------------------------  --------------------------------
                                                                    Other            Restricted       Securities       All
                                                                    Annual           Stock            Underlying       Other
Name and                                                            Compen-          Award(s)         Options/         Compen-
Principal Position        Year    Salary           Bonus            sation <F1>      <F2>             SARs             sation <F3>
---------------------    ------  -------------     ------------     -------------    -------------    ------------     ------------
James H. Blanchard        1996    $589,375         $442,031           $2,000         $350,622         130,987          $322,527
  Chairman of the         1995     475,000          356,250            2,000          454,664          79,844           240,351
  Board and Chief         1994     337,650          253,238            2,000          146,246          38,151           146,943
  Executive Officer

James D. Yancey           1996     410,000          266,500            2,000          375,367          52,063           264,256
  Vice Chairman           1995     345,000          224,250            2,000          263,579          46,286           201,192
  of the Board            1994     273,310          177,652            2,000           94,254          24,588           133,817

Stephen L. Burts, Jr.     1996     328,000          196,800            2,000          231,008          32,039           130,106
  President and Chief     1995     272,500          168,500            1,833          162,206          28,484           110,172
  Financial Officer       1994     208,050          129,830              -0-           56,252          14,675            61,360

Joe E. Beverly            1996     281,875          169,125            2,000          238,211          33,040           148,261
  Vice Chairman           1995     257,500          154,500            2,000          167,254          29,373           125,699
  of the Board            1994     234,660          140,796            2,000           72,002          18,783            95,406

Richard E. Anthony        1996     267,625          159,500            2,000          187,684          26,032           101,004
  Vice Chairman of the    1995<F4>      --               --               --              --               --               --
  Board                   1994<F4>      --               --               --              --               --               --

---------------------

<F1> Amount for 1996 includes  matching  contributions  under the Director Stock
     Purchase Plan of $2,000 each for Messrs. Blanchard, Yancey, Beverly, Burts and Anthony. Perquisites and other personal benefits are excluded because the aggregate amount does not exceed the lesser of $50,000 or 10% of annual salary and bonus for the named executives.

<F2> Amount  consists  of  value  of  award,  net of  consideration  paid by the executive. As of December 31, 1996, Messrs. Blanchard, Yancey, Burts, Beverly and Anthony held 45,133, 34,615, 21,212, 22,602 and 17,786 restricted shares, respectively, with a value of $1,449,898, $1,112,007, $681,436, $726,089 and $571,375, respectively. On July 1, 1996, restricted stock was awarded in the amount of 16,210, 17,354, 10,680, 11,013 and 8,677
     shares   to   Messrs.   Blanchard,  Yancey,  Burts,  Beverly  and  Anthony,
     respectively, with the following vesting schedule: 20% on July 1, 1997; 20% on July 1, 1998; 20% on July 1, 1999; 20% on July 1, 2000; and 20% on
     July 1, 2001. On September 5, 1995, restricted stock was awarded in the amount of 26,615, 15,429, 9,495, 9,791 and 7,715 shares to Messrs.
     Blanchard, Yancey, Burts, Beverly and Anthony, respectively, with the following vesting schedule: 20% on September 4, 1996; 20% on September 4, 1997; 20% on September 4, 1998; 20% on September 4, 1999; and 20% on
     September 4, 2000. On June 29, 1994, restricted stock was awarded in the amount of 12,717, 8,196, 4,892, 6,261 and 4,892 shares to Messrs.
     Blanchard, Yancey, Burts, Beverly and Anthony, respectively, with the following vesting schedule: 20% on June 28, 1995; 20% on June 28, 1996; 20% on June 28, 1997; 20% on June 1998; and 20% on June 28, 1999. Dividends are paid on all restricted shares.

<F3> The 1996  amount  includes  director  fees of  $56,700,  $57,900,  $29,000,
     $43,600 and $20,600 for Messrs. Blanchard, Yancey, Burts, Beverly and Anthony, respectively, in connection with their service as directors of Synovus and certain of its subsidiaries; contributions or other allocations to defined contribution plans of $28,932 for each executive; allocations pursuant to defined contribution excess benefit agreements of $184,532, $129,192, $65,869, $55,236 and $50,752 for each of Messrs. Blanchard,
     Yancey, Burts, Beverly and Anthony, respectively; premiums paid for group term life insurance coverage of $720 for each executive; the economic benefit of life insurance coverage related to split-dollar life insurance policies of $1,339, $846, $39 and $529 for each of Messrs. Blanchard, Yancey, Burts and Beverly, respectively; and the dollar value of the benefit of premiums paid for split-dollar life insurance policies (unrelated to term life insurance coverage) projected on an actuarial basis of $50,304, $46,666, $5,546 and $19,244 for each of Messrs. Blanchard,
     Yancey, Burts and Beverly, respectively.

<F4> Disclosure is not required for 1995 and 1994.

(2)  Stock Option Exercises and Grants.

     The following tables provide certain information regarding stock options granted and exercised in the last fiscal year and the number and value of unexercised options at the end of the fiscal year.

                 OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                            Individual Grants
-----------------------------------------------------------------------------------------
                                             % of Total                                    Potential
                                             Options/                                      Realized Value at
                                             SARs           Exercise                       Assumed Annual Rates of
                                Options/     Granted to     or                             Stock Price Appreciation
                                SARs         Employees      Base                           For Option Term <F2>
                                Granted      in Fiscal      Price          Expiration      ---------------------
Name                            (#)<F1>      Year           ($/Share)      Date            5%($)       10% ($)
------------------------------  ------------ -------------- -------------- --------------- ----------  ---------
James H. Blanchard              130,987       10.26%        $21.63         06/30/04        $1,353,096  $3,240,618
James D. Yancey                  52,063        4.08%         21.63         06/30/04           537,811   1,288,039
Stephen L. Burts, Jr.            32,039        2.51%         21.63         06/30/04           330,963     792,645
Joe E. Beverly                   33,040        2.59%         21.63         06/30/04           341,303     817,410
Richard E. Anthony               26,032        2.04%         21.63         06/30/04           268,911     644,032

-----------
<F1> Options  granted  on July 1, 1996 at fair  market  value to  executives  in tandem with restricted stock awards as part of the Synovus 1994 Long-Term Incentive Plan. Options become exercisable on July 1, 1998.

<F2> The dollar gains under these  columns  result from  calculations  using the identified growth rates and are not intended to forecast future price appreciation of Synovus Common Stock.

         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                               OPTION/SAR VALUES

                                                    Number of Securities          Value of
                                                    Underlying Unexercised        Unexercised In-the-Money
                         Shares        Value        Options/SARs at FY-End (#)    Options/SARs at FY-End ($)<F1>
                         Acquired on   Realized     --------------------------    -------------------------------
Name                     Exercise (#)  ($) <F1>     Exercisable/Unexercisable     Exercisable/Unexercisable
------------------------ ------------  ---------    ---------------------------   -------------------------------
James H. Blanchard        -0-           -0-           38,151 /    210,831         $786,864  /  $2,728,464
James D. Yancey           -0-           -0-           24,588 /     98,349          507,128  /   1,331,180
Stephen L. Burts, Jr.     -0-           -0-           24,800 /     60,523          590,635  /     819,196
Joe E. Beverly            -0-           -0-           18,783 /     62,413          387,399  /     844,774
Richard E. Anthony        -0-           -0-           14,675 /     82,926          302,672  /   1,407,269

----------
<F1> Market value of  underlying  securities  at exercise or year-end, minus the exercise or base price.

(3)  Compensation of Directors.

     Compensation. During 1996, each of Synovus' directors received a $15,000 annual retainer, and fees of $800 for each meeting of Synovus' Board of Directors and each Executive Committee meeting they personally attended. Members of the Committees of Synovus' Board of Directors (other than the Executive Committee) received fees of $500, with the Chairmen of such Committees receiving fees of $750, for each Committee meeting they personally attended. In addition, directors of Synovus received an $800 fee for each board meeting from which their absence was excused and an $800 fee for one meeting without regard to the reason for their absence.

     Director  Stock  Purchase  Plan.  Synovus'  Director  Stock  Purchase  Plan
("DSPP") is a non-tax-qualified, contributory stock purchase plan pursuant to which qualifying directors can purchase, with the assistance of contributions from Synovus, presently issued and outstanding shares of Synovus Common Stock. Under the terms of the DSPP, qualifying directors can elect to contribute up to $1,000 per calendar quarter to make purchases of Synovus Common Stock, and Synovus contributes an additional amount equal to 50% of the director's cash contribution. Participants in the DSPP are fully vested in, and may request the issuance to them of, all shares of Synovus Common Stock purchased for their benefit thereunder.

     Consulting Agreement. H. Lynn Page, a director and the former Vice Chairman of the Board of Synovus, and Synovus are parties to a Consulting Agreement pursuant to which Mr. Page was paid $24,000 by Synovus during 1996 for providing consulting and advisory services to Synovus in connection with portfolio management and potential opportunities for business expansion.

(4)  Employment Contracts and Change in Control Arrangements.

     Blanchard Employment Agreement. On October 13, 1977, Synovus entered into an Employment Agreement with James H. Blanchard ("Blanchard"), Chairman of the Board of Synovus, whereunder Synovus paid Blanchard a salary of $589,375 during 1996. The base salary paid to Blanchard is determined by the Compensation Committee of the Board of Directors of Synovus on an annual basis. The Blanchard Employment Agreement provides that Synovus shall pay deferred compensation of $468,000 to Blanchard or his beneficiaries over a 10 to 15 year period in the event of Blanchard's death, total disability or termination of employment, subject to certain conditions of forfeiture in the event Synovus terminates Blanchard's employment "for cause" (as defined), in the event of his violation of his 2-year Covenant Not to Compete, or in the event of his death by suicide. The Blanchard Employment Agreement is automatically renewable annually and is subject to termination on 30 days written notice.

     Yancey  Employment  Agreement.  On December 8, 1977,  effective  January 1,
1977, Synovus entered into an Employment Agreement with James D. Yancey ("Yancey"), Vice Chairman of the Board of Synovus and Columbus Bank, whereunder Synovus paid Yancey a salary of $410,000 during 1996. The base salary paid to Yancey is determined by the Compensation Committee of the Board of Directors of Synovus on an annual basis. The Yancey Employment Agreement provides that Synovus shall pay deferred compensation of $375,000 to Yancey or his beneficiaries over a 10 to 15 year period in the event of the death, total disability or termination of employment of Yancey, subject to certain conditions of forfeiture in the event Synovus terminates Yancey's employment "for cause" (as defined), in the event of his violation of his 2-year Covenant Not to Compete, or in the event of his death by suicide. The Yancey Employment Agreement is automatically renewable annually and is subject to termination on 30 days written notice.

     Beverly Employment Agreement. On January 15, 1979, Synovus entered into an Employment Agreement with Joe E. Beverly ("Beverly"), Vice Chairman of the Board of Synovus, whereunder Beverly was paid a salary of $281,875 during 1996. The base salary paid to Beverly is determined by the Compensation Committee of the Board of Directors of Synovus on an annual basis. The Beverly Employment Agreement provides that Synovus shall pay deferred compensation of $375,000 to Beverly or his beneficiaries over a 10 to 15 year period in the event of Beverly's death, total disability or termination of employment, subject to certain conditions of forfeiture in the event Synovus terminates Beverly's employment "for cause" (as defined), in the event of his violation of his 2-year Covenant Not to Compete, or in the event of his death by suicide. The Beverly Employment Agreement was terminated effective December 31, 1996 in connection with Mr. Beverly's retirement as Vice Chairman of Synovus. Under a consulting arrangement between Synovus and Mr. Beverly, Mr. Beverly will be paid $24,000 annually for a five year period beginning in 1997 for providing consulting and advisory services to Synovus.

     Anthony Employment Agreement. On December 31, 1992, Synovus entered into an Employment Agreement with Richard E. Anthony ("Anthony"), Vice Chairman of the Board of Synovus, whereunder Anthony was paid a salary of $267,625 during 1996. The base salary paid to Anthony is determined by the Compensation Committee of the Board of Directors of Synovus on an annual basis. The Anthony Employment Agreement is for a five year term.

     Long-Term Incentive Plans. Messrs. Blanchard, Yancey, Burts, Beverly and Anthony each hold shares of restricted stock of Synovus and options to purchase stock of Synovus which were issued pursuant to the Synovus Financial Corp. 1992 and 1994 Long-Term Incentive Plans. Under the terms of the Synovus Financial Corp. 1992 and 1994 Long-Term Incentive Plans, in the event of a change in control of Synovus, the vesting of any stock options, stock appreciation and other similar rights, restricted stock and performance awards will be accelerated so that all awards not previously exercisable and vested will become fully exercisable and vested.

     Change of Control Agreements. Effective January 1, 1996, Synovus entered into Change of Control Agreements ("Agreements") with Messrs. Blanchard, Yancey, Burts, Beverly and Anthony and certain other executive officers. The Change of Control Agreements provide severance pay and continuation of certain benefits in the event of a Change of Control. In order to receive benefits under the Agreements, the executive's employment must be terminated involuntarily, without cause, whether actual or "constructive" within one year following a Change of Control or the executive may voluntarily or involuntarily terminate employment during the thirteenth month following a Change of Control. Generally, a "Change of Control" is deemed to occur in any of the following circumstances: (1) the acquisition by any person of 20% or more of the "beneficial ownership" of Synovus' outstanding voting stock, with certain exceptions for Turner family members; (2) the persons serving as directors of Synovus as of January 1, 1996 and those replacements or additions subsequently approved by a two-thirds (2/3) vote of the Board ceasing to comprise at least two-thirds (2/3) of the Board;
(3) a merger,  consolidation,  reorganization  or sale of Synovus' assets unless
(a) the previous beneficial owners of Synovus own more than two-thirds (2/3) of the new company, (b) no person owns more than 20% of the new company, and (c) two-thirds (2/3) of the new company's Board were members of the incumbent Board which approved the business combination; or (4) a "triggering event" occurs as defined in the Synovus Rights Agreement.

     Under the Agreements, severance pay would equal three times current base salary and bonus, with bonus being defined as the average of the previous three years measured as a percentage of base salary multiplied by current base salary. Medical, life, disability and other welfare benefits will be provided at the expense of Synovus for three years with the level of coverage being determined by the amount elected by the executive during the open enrollment period immediately preceding the Change of Control. Executives would also receive a short-year bonus for the year of separation based on the greater of a half year's maximum bonus or pro rata maximum bonus to the date of termination and a cash amount in lieu of a long-term incentive award for the year of separation. If the executive has already received a long-term incentive award in the separation year, the amount would equal 1.5 times the market grant and if the executive has not, the amount would equal 2.5 times the market grant.

     Executives who are impacted by the Internal Revenue Service excise tax that applies to certain change of control agreements would receive additional gross up payments so that they are in the same position as if there were no excise tax. The Agreements do not provide for retirement benefits or perquisites.

     Notwithstanding anything to the contrary set forth in any of Synovus' previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and Compensation Committee Report on Executive Compensation shall not be incorporated by reference into any such filings.

(5) Stock Performance Graph.

     The following graph compares the yearly percentage change in cumulative shareholder return on Synovus Common Stock with the cumulative total return of the Standard & Poor's 500 Index and the Keefe, Bruyette & Woods 50 Bank Index for the last five fiscal years (assuming a $100 investment on December 31, 1991 and reinvestment of all dividends).

[Omitted Stock Performance Graph is represented by the following table.]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            SYNOVUS FINANCIAL CORP., S&P 500 AND KBW 50 BANK INDEX

               1991      1992      1993      1994      1995      1996
  Synovus      $100      $131      $162      $161      $260      $447

  S&P 500      $100      $108      $118      $120      $165      $203

  KBW 50       $100      $128      $135      $128      $205      $288


 (6)  Compensation Committee Report on Executive Compensation.

     The Compensation Committee (the "Committee") of the Board of Directors of Synovus is responsible for evaluating the remuneration of senior management and board members of Synovus and its subsidiaries and the compensation and fringe benefit plans in which officers, employees and directors of Synovus and its subsidiaries are eligible to participate. Because Synovus' mission is to create superior shareholder value by retaining and attracting well-trained and highly-motivated people who deliver the very best quality customer service, the Committee's executive compensation policies are designed to attract and retain highly-motivated and well-trained executives in order to create superior shareholder value.

     Elements  of  Executive  Compensation.   The  four  elements  of  executive
compensation at Synovus are:

                           o        Base Salary
                           o        Annual Bonus
                           o        Long-Term Incentives
                           o        Other Benefits

     The Committee believes that a substantial portion, though not a majority, of an executive's compensation should be "at-risk" based upon Synovus' short-term performance (through the annual bonus and the Synovus/TSYS Profit Sharing Plan and the Synovus/TSYS 401(k) Savings Plan) and long-term performance (through long-term incentives including stock options and restricted stock awards). The remainder of each executive's compensation is primarily based upon the competitive practices of a select group of approximately 18 banks that had similar "market value added" as Synovus during the previous ten years ("similar companies"). "Market value added," or "MVA," as used by the Committee in this context, equals stock price increase during the ten-year period, plus dividends for the ten-year period, minus increases to paid-in capital during such period. This subtraction eliminates value added through acquisitions. The Committee believes the MVA approach accurately reflects Synovus' competitors and represents the most appropriate market data for the compensation of Synovus executives. The companies used for comparison under the "MVA" approach are not the same companies included in the peer group index appearing in the Stock Performance Graph above.

     A description of each element of executive compensation and the factors and criteria used by the Committee in determining these elements is discussed below:

     Base Salary. Base salary is an executive's annual rate of pay without regard to any other elements of compensation. The primary consideration in determining an executive's base salary is a market comparison of the base salaries at similar companies for similar positions based upon the executive's level of responsibility and experience. Base salaries are targeted at the median level of the similar companies used in the comparison. In addition to market comparisons, individual performance (measured by the quality of Synovus' strategic plan, the executive's management responsibilities and development, and the executive's industry and civic involvement) is also considered in determining an executive's base salary, although these factors do not weigh heavily in determining base salary. Based solely upon market comparisons, the Committee increased Mr. Blanchard's base salary in 1996. The Committee also increased the base salaries of Synovus' other executive officers in 1996 based solely upon market comparisons.

     Annual Bonus. Annual bonuses are awarded pursuant to the terms of Synovus' Executive Bonus Plan and Synovus' Incentive Bonus Plan (collectively the
"plans"). The Committee has the discretion from year-to-year to select participants in the Executive Bonus Plan, which was approved by the shareholders of Synovus in 1996. For 1996, the Committee selected Mr. Blanchard and Mr. Yancey to participate in the Executive Bonus Plan, while the Committee selected Messrs. Burts, Beverly and Anthony to participate in the Incentive Bonus Plan. Under the terms of the plans, bonus amounts are paid as a percentage of base pay based on the achievement of previously established performance goals. The performance measures for such goals may be chosen by the Committee from among the following for Synovus, any of its business segments and/or any of its business units: (i) return on assets; (ii) net income; (iii) operating income;
(iv) nonperforming assets and/or loans as a percentage of total assets and/or loans; (v) return on capital compared to cost of capital; (vi) earnings per share and/or earnings per share growth; (vii) return on equity; (viii) noninterest expense as a percentage of total expense; (ix) loan charge-offs as a percentage of total loans; (x) productivity and expense control; (xi) number of cardholder, merchant and/or other customer accounts processed and/or converted by TSYS; (xii) successful negotiation or renewal of contracts with new and/or existing customers by TSYS; (xiii) stock price; and (xiv) asset growth. For Mr. Blanchard and Synovus' other executive officers, the Committee established a payout matrix based upon the attainment of net income targets during 1996. Synovus' financial performance and individual performance, separate from the performance goals established at the beginning of the year, can reduce bonus awards determined by the attainment of the established goals, although this was not the case for any of Synovus' executive officers. The maximum percentage payouts under the plans for 1996 were 75% for Mr. Blanchard, 65% for Mr. Yancey and 60% for Messrs. Burts, Beverly and Anthony. Because the maximum net income target for 1996 under the plans was exceeded and the overall financial results of Synovus were favorable, Mr. Blanchard and Synovus' other executive officers were awarded the maximum bonus amount for which each executive was eligible under the plans.

     Long-Term Incentives. The two types of long-term incentives awarded to executives to date are stock options and restricted stock awards. Restricted stock awards are designed to focus executives on the long-term performance of Synovus. Stock options provide executives with the opportunity to buy and maintain an equity interest in Synovus and to share in the appreciation of the value of Synovus Common Stock. Executives are encouraged to hold the shares received upon the lapse of restrictions on restricted stock awards and upon the exercise of stock options, linking their interests to those of Synovus' shareholders. In 1994, the Committee established a payout matrix for future long-term incentive grants that uses total shareholder return as measured by Synovus' performance (stock price increases plus dividends) and how Synovus' total shareholder return compares to the return of the peer group of companies appearing in the Stock Performance Graph above. For the long-term incentive awards made in 1996, total shareholder return and peer comparisons were measured during the 1993 through 1995 performance period. Applying the results of the 1993 through 1995 performance period to the payout matrix, the Committee granted Mr. Blanchard and Synovus' other executive officers restricted stock awards and stock options in 1996.

     Benefits. Benefits offered to executives serve a different purpose than the other elements of total compensation. In general, these benefits provide either retirement income or protection against catastrophic events such as illness, disability and death. Executives generally receive the same benefits offered to the general employee population, with the only exceptions designed to promote tax efficiency or to replace other benefits lost due to regulatory limits. The Synovus/TSYS Profit Sharing Plan and the Synovus/TSYS 401(k) Savings Plan, including an excess benefit arrangement designed to replace benefits lost due to regulatory limits (collectively the "Plan"), is the largest component of Synovus' benefits package for executives. The Plan is directly related to corporate performance because the amount of contributions to the Plan (to a maximum of 14% of an executive's compensation) is a function of Synovus' profitability. For 1996, Mr. Blanchard and Synovus' other executive officers received a Plan contribution of 12% of their compensation based upon the profitability formula under the Plan. The remaining benefits provided to executives are primarily based upon the competitive practices of similar companies.

     In 1993, the Internal Revenue Code of 1986, as amended (the "Code"), was amended to limit the deductibility for federal income tax purposes of annual compensation paid by a publicly held corporation to its chief executive officer and four other highest paid executives for amounts greater than $1 million unless certain conditions are met. Because the Committee seeks to maximize shareholder value, the Committee has taken steps to ensure the deductibility of compensation in excess of $1 million. For 1996, Messrs. Blanchard and Yancey would have been affected by this provision but for the steps taken by the Committee. However, the Committee reserves the ability to make awards which do not qualify for full deductibility under Section 162(m) of the Code if the Committee determines that the benefits of so doing outweigh full deductibility.

     The Committee believes that the executive compensation policies serve the best interests of the shareholders and of Synovus. A substantial portion of the compensation of Synovus' executives is directly related to and commensurate with Synovus' performance. The Committee believes that the performance of Synovus to date validates the Committee's compensation philosophy.

Gardiner W. Garrard, Jr.
Mason H. Lampton

(7)  Compensation Committee Interlocks and Insider Participation.

     William B. Turner, Gardiner W. Garrard, Jr., George C. Woodruff, Jr. and Mason H. Lampton served as members of Synovus' Compensation Committee during 1996. Messrs. Garrard, Woodruff and Lampton are not current or former officers or employees of Synovus or its subsidiaries.

     Mr. Turner is Chairman of the Executive Committee of Synovus and Columbus Bank, a director of TSYS and, during 1996, was Chairman of the Executive Committee of W.C. Bradley Co. James H. Blanchard, Chairman of the Board of Synovus and Chairman of the Executive Committee of TSYS, serves as a director of Columbus Bank and W.C. Bradley Co. James D. Yancey is Vice Chairman of the Board of Synovus and Columbus Bank and is a director of TSYS. During 1996, Synovus and its subsidiaries, including Columbus Bank, paid to W.C. Bradley Co. an aggregate of $17,395, which payments were primarily for printing services and marketing materials provided by W.C. Bradley Co. These payments were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties. Synovus' wholly owned subsidiary, Synovus Service Corp., and TSYS lease various properties in Columbus, Georgia, from W.C. Bradley Co. for office space and storage. The rent paid for the space in 1996 by Synovus Service Corp., which is approximately 35,400 square feet, is approximately $83,230. The rent paid for the space in 1996 by TSYS, which is approximately 71,915 square feet, is approximately
$688,403. The lease agreements were made on substantially the same terms as those prevailing at the time for comparable leases for similar facilities with an unrelated third party in Columbus, Georgia.

     Columbus Bank and W.C. Bradley Co. are equal partners in B&C Company, a Georgia general partnership formed to acquire, own and operate aircraft for their mutual benefit and the benefit of their affiliated corporations and their employees. Columbus Bank and W.C. Bradley Co. have each agreed to remit to B&C Company fixed fees for each hour they fly the aircraft owned and/or leased by B&C Company, plus certain other amounts for engine startup and reserves and other items, and have agreed to fly such aircraft for a fixed number of hours each per year. For use of such aircraft during 1996, Columbus Bank paid to B&C Company an aggregate sum of $1,394,014. This amount represents the charges incurred by Columbus Bank and its affiliated corporations for use of B&C Company aircraft, and includes $600,953 for TSYS' use of such aircraft, for which Columbus Bank was reimbursed by TSYS.

     CGK Investment Company is a Georgia general partnership formed by: (1) Grove Investment Co., a family partnership comprised of William B. Turner and certain of his descendants; (2) Kidoga Investment Company, a family partnership comprised of Sarah T. Butler (the sister of William B. Turner) and certain of her descendants; and (3) Cornfield Investment Company, a family partnership comprised of Elizabeth T. Corn (the sister of William B. Turner) and certain of her descendants. During 1996, Columbus Bank purchased 4.03 acres of land in Columbus, Georgia from CGK Investment Company for $953,000 on which it is constructing a residential lending facility. The purchase price represents the fair market value of the property as determined by independent appraisers.

     TB&C Bancshares, Inc. is a principal shareholder of Synovus. TB&C Bancshares, Inc. is a "family bank holding company" organized by William B. Turner, and his sisters, Sarah T. Butler and Elizabeth T. Corn. TB&C Bancshares, Inc. is a party to a lease agreement pursuant to which it leases voting and certain other rights in a total of 5,916,378 shares of Synovus Common Stock held in trust by Synovus Trust Company, a subsidiary of Columbus Bank, as Trustee of three trusts for the benefit of Mr. Turner, Mrs. Butler and Mrs. Corn and their respective descendants. During 1996, TB&C Bancshares, Inc. paid Synovus Trust Company, as Trustee, $523,008 pursuant to the terms of the lease agreement, which amount represents the fair market value of the voting rights as determined by an independent appraiser. William B. Turner, Chairman of the Executive Committee of Synovus and Columbus Bank and a director of TSYS, was an officer, director and shareholder of W.C. Bradley Co. during 1996 and is an officer, director and shareholder of TB&C Bancshares, Inc. James H. Blanchard, Chairman of the Board of Synovus, Chairman of the Executive Committee of TSYS and a director of Columbus Bank, is a director of W.C. Bradley Co. Elizabeth C. Ogie, the niece of William B. Turner, is a director of W.C. Bradley Co., Columbus Bank and Synovus and is an officer, director and shareholder of TB&C Bancshares, Inc.
W. Walter Miller, Jr., the brother-in-law of Elizabeth C. Ogie, is a director of W.C. Bradley Co. and Senior Vice President and a director of TSYS. Stephen T. Butler, the nephew of William B. Turner, is an officer and director of W.C. Bradley Co., an officer, director and shareholder of TB&C Bancshares, Inc. and is a director of Columbus Bank. Samuel M. Wellborn, III, Chairman of the Board of Columbus Bank, is a director of W.C. Bradley Co. W.B. Turner, Jr., the son of William B. Turner, is an officer and director of W.C. Bradley Co., an officer, director and shareholder of TB&C Bancshares, Inc. and a director of Columbus Bank. John T. Turner, the son of William B. Turner, is an officer and director of W.C. Bradley Co., a shareholder of TB&C Bancshares, Inc. and a director of Columbus Bank. Sarah T. Butler and Elizabeth T. Corn, the sisters of William B. Turner, are shareholders of W.C. Bradley Co., are officers, directors and shareholders of TB&C Bancshares, Inc. and may be deemed to be principal shareholders of Synovus as a result of their relationship with TB&C Bancshares, Inc.

     Gardiner W. Garrard, Jr. is President of The Jordan Company. TSYS leases from The Jordan Company approximately 10,000 square feet of office space in Columbus, Georgia for $5,900 per month, which lease expires on September 30, 1999. The lease was made on substantially the same terms as those prevailing at the time for leases of comparable property between unrelated third parties. During 1996, The Jordan Company received payments from a third party lessor of $116,440 in connection with its representation of TSYS as leasing agent in securing office space in Atlanta, Georgia. The payments were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties. Gardiner
W. Garrard, Jr., a director of TSYS, Columbus Bank and Synovus, is an officer, director and shareholder of The Jordan Company. Richard M. Olnick, the brother-in-law of Gardiner W. Garrard, Jr. and a director of Columbus Bank, is an officer, director and shareholder of The Jordan Company.

     George C. Woodruff, Jr. is a shareholder of George C. Woodruff Co. During 1996, George C. Woodruff Co. received payments of $4,019, $39,157 and $39,087 in connection with office space leased by, and landscaping services provided for, Synovus, Columbus Bank and TSYS, respectively. These payments were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties. George C. Woodruff, Jr. is a director of Synovus, Columbus Bank and TSYS.

(8)  Transactions with Management.

     During 1996, the subsidiary banks of Synovus had outstanding loans directly to or indirectly accruing to the benefit of certain of the then directors and executive officers of Synovus, and their related interests. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. In the opinion of Synovus' management, such loans do not involve more than normal risks of collectibility or present other unfavorable features. In the future, the subsidiary banks of Synovus expect to have banking transactions in the ordinary course of business with Synovus' directors, executive officers and their related interests.

     During 1996, Synovus and its wholly owned subsidiaries and TSYS paid to Communicorp, Inc. an aggregate of $487,081 and $504,389, respectively. These payments were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties, and were primarily for various printing and business communication services provided by Communicorp, Inc. to Synovus and its wholly owned subsidiaries and TSYS. Communicorp, Inc. is a wholly owned subsidiary of AFLAC Incorporated. Daniel P. Amos, a director of Synovus and Columbus Bank, is Chief Executive Officer and a director of AFLAC Incorporated.

     Bradley & Hatcher, a law firm located in Columbus, Georgia, performed legal services on behalf of Synovus Trust Company during 1996 and was retained by TSYS in 1996 to perform legal services on its behalf. Richard Y. Bradley, a director of Synovus, Columbus Bank and TSYS, is a partner of Bradley & Hatcher.

     For information about transactions with companies that are affiliates of William B. Turner, Gardiner W. Garrard, Jr. and George C. Woodruff, Jr., directors of Synovus, See Section III (7) hereof captioned "Compensation Committee Interlocks and Insider Participation."

                           IV. PRINCIPAL SHAREHOLDERS

     The following table sets forth the number of shares of Synovus Common Stock held by the only known holders of more than 5% of the outstanding shares of Synovus Common Stock.

                                                   Percentage of
                         Shares of                 Outstanding Shares of
                         Synovus Common Stock      Synovus Common Stock
Name and Address of      Beneficially Owned        Beneficially Owned
Beneficial Owner         as of 12/31/96            as of 12/31/96
-----------------------  ------------------------- ---------------------------
Synovus Trust Company        16,259,195<F1>             13.97%
1148 Broadway
Columbus, Georgia 31901

TB&C Bancshares, Inc.<F2>    12,353,139                 10.62
1017 Front Avenue
Columbus, Georgia 31901

William B. Turner<F2>        13,545,021<F3><F4>         11.64
P.O. Box 120
Columbus, Georgia 31902

Sarah T. Butler <F2>         13,563,087<F3><F5>         11.66
P.O. Box 120
Columbus, Georgia 31902

Elizabeth T. Corn<F2>        13,734,924<F3><F6>         11.81
P.O. Box 120
Columbus, Georgia 31902

W.B. Turner, Jr.<F2>         13,516,173<F3><F7>         11.62
P.O. Box 120
Columbus, Georgia 31902

Stephen T. Butler<F2>        13,532,736<F3><F8>         11.63
P.O. Box 120
Columbus, Georgia 31902

Elizabeth C. Ogie<F2>        13,572,792<F3><F9>         11.67
P.O. Box 120
Columbus, Georgia 31902

-----------------------------------
<F1> As of December  31, 1996,  the banking and trust  company  subsidiaries  of
     Synovus, including Columbus Bank through its wholly owned subsidiary Synovus Trust Company ("Synovus Trust"), held in various fiduciary capacities a total of 16,662,012 shares of Synovus Common Stock as to which they possessed sole or shared voting or investment power. Of this total, Synovus Trust held 9,930,911 shares as to which it possessed sole investment power, 8,796,482 shares as to which it possessed sole voting power, 292,441 shares as to which it possessed shared voting power and 6,328,284 shares as to which it possessed shared investment power. The other banking subsidiaries of Synovus held 377,345 shares as to which they possessed sole voting or investment power and 25,472 shares as to which they possessed shared voting and investment power. In addition, as of December 31, 1996, Synovus Trust and the banking subsidiaries of Synovus held in various agency capacities an additional 9,981,359 shares of Synovus Common Stock as to which they possessed no voting or investment power. Of this additional amount as to which no voting or investment power was possessed, Synovus Trust and the banking subsidiaries of Synovus held 9,784,999 and 196,360 shares, respectively. Synovus and its subsidiaries disclaim beneficial ownership of all shares of Synovus Common Stock which are held by them in various fiduciary and agency capacities.

<F2> TB&C Bancshares, Inc. ("TB&C") is a "family bank holding company" organized by William B. Turner (the Chairman of Synovus' Executive Committee) and his sisters, Sarah T. Butler and Elizabeth T. Corn. The six directors of TB&C, Mr. Turner, Mmes. Butler and Corn, Elizabeth C. Ogie (the daughter of Mrs.
     Corn), Stephen T. Butler (the son of Mrs. Butler), and William B. Turner, Jr. (the son of Mr. Turner), are each construed to be the beneficial owners of the 12,353,139 shares of Synovus Common Stock beneficially owned by TB&C. As TB&C owns 10.62% of the outstanding shares of Synovus Common Stock, TB&C is registered as a bank holding company. To the best of Synovus' knowledge, the shares of Synovus Common Stock beneficially owned by TB&C qualify for ten votes per share, subject to the completion by TB&C of the Certification contained on the reverse side of its Proxy Card.

<F3> Includes  6,436,761  shares of Synovus Common Stock  individually  owned by
     TB&C; 1,141,425 shares held by a charitable foundation of which each of the directors of TB&C is a trustee; in the case of Mrs. Corn and Mrs. Ogie, 52,869 shares of Synovus Common Stock held by a charitable foundation of which Mrs. Corn and Mrs. Ogie are trustees; and 5,916,378 shares of Synovus Common Stock benefically owned by TB&C pursuant to a lease agreement between TB&C and Synovus Trust as Trustee of three trusts for the benefit of Mr. Turner, Mrs. Butler and Mrs. Corn and their respective descendants. Pursuant to the agreement, TB&C leases from Synovus Trust as Trustee of such trusts voting and certain other rights with respect to the shares of Synovus Common Stock held in such trusts.

<F4> In addition to the shares of Synovus  Common Stock  described in footnote 3 above, Mr. Turner possessed sole voting and investment power with respect to 41,649 shares and shared voting or investment power with respect to 8,808 shares of Synovus Common Stock.

<F5> In addition to the shares of Synovus  Common Stock  described in footnote 3 above, Mrs. Butler possessed sole voting and investment power with respect to 29,080 shares and shared voting or investment power with respect to 39,443 shares of Synovus Common Stock.

<F6> In addition to the shares of Synovus  Common Stock  described in footnote 3 above, Mrs. Corn possessed sole voting and investment power with respect to 2,769 shares and shared voting or investment power with respect to 184,722 shares of Synovus Common Stock.

<F7> In addition to the shares of Synovus  Common Stock  described in footnote 3 above, Mr. Turner possessed sole voting and investment power with respect to 16,341 shares and shared voting or investment power with respect to 5,268 shares of Synovus Common Stock.

<F8> In addition to the shares of Synovus  Common Stock  described in footnote 3 above, Mr. Butler possesssed sole voting and investment power with respect to 35,974 shares and shared voting or investment power with respect to 2,198 shares of Synovus Common Stock.

<F9> In addition to the shares of Synovus  Common Stock  described in footnote 3 above, Mrs. Ogie possessed sole voting and investment power with respect to 15,610 shares and shared voting or investment power with respect to 9,749 shares of Synovus Common Stock.

     V. RELATIONSHIPS BETWEEN SYNOVUS, COLUMBUS BANK, TSYS AND CERTAIN OF
                      SYNOVUS' SUBSIDIARIES AND AFFILIATES

A.   Beneficial Ownership of TSYS Common Stock by Columbus Bank.

     The following table sets forth, as of December 31, 1996, the number of shares of TSYS Common Stock beneficially owned by Columbus Bank, the only known beneficial owner of more than 5% of the issued and outstanding shares of TSYS Common Stock.

                                                  Percentage of
                         Shares of                Outstanding Shares of
                         TSYS Common Stock        TSYS Common Stock
Name and Address         Beneficially Owned       Beneficially Owned
Beneficial Owner         as of 12/31/96           as of 12/31/96
-----------------------  ------------------------ ------------------------
Columbus Bank
and Trust Company        104,401,292<F1><F2>       80.7%
1148 Broadway
Columbus, Georgia 31901

-----------------
<F1> Columbus Bank individually owns these shares.

<F2> As of December 31, 1996, Synovus Trust held in various fiduciary capacities a total of 743,852 shares (.57%) of TSYS Common Stock. Of this total, Synovus Trust held 569,414 shares as to which it possessed sole voting power, 580,570 shares as to which it possessed sole investment power and 163,282 shares as to which it possessed shared voting and investment power. In addition, as of December 31, 1996, Synovus Trust held in various agency capacities an additional 1,291,408 shares of TSYS Common Stock as to which it possessed no voting or investment power. Synovus and Synovus Trust disclaim beneficial ownership of all shares of TSYS Common Stock which are held by Synovus Trust in various fiduciary and agency capacities.

     Columbus Bank, by virtue of its ownership of 104,401,292 shares, or 80.7% of the outstanding shares of TSYS Common Stock on December 31, 1996, presently controls TSYS. Synovus presently controls Columbus Bank.

B.   Interlocking Directorates of Synovus, Columbus Bank and TSYS.

     Eight of the members of and nominees to serve on Synovus' Board of Directors also serve as members of the Boards of Directors of TSYS and Columbus Bank. They are James H. Blanchard, Richard Y. Bradley, Gardiner W. Garrard, Jr., John P. Illges, III, H. Lynn Page, William B. Turner, George C. Woodruff, Jr. and James D. Yancey. Daniel P. Amos and Elizabeth C. Ogie serve as members of the Board of Directors of Columbus Bank but do not serve as members of the Board of Directors of TSYS. Mason H. Lampton serves on the Board of Directors of TSYS and as an Advisory Director of Columbus Bank.

C.  TSYS Common Stock Ownership of Directors and Management.

     The following table sets forth, as of December 31, 1996, the number of shares of TSYS Common Stock beneficially owned by each of Synovus' directors and Synovus' five most highly compensated executive officers.

                             Shares of TSYS       Shares of TSYS                             Percentage of
                              Common  Stock         Common Stock               Total           Outstanding
                               Beneficially         Beneficially              Shares             Shares of
                                 Owned with           Owned with             of TSYS           TSYS Common
                                Sole Voting        Shared Voting        Common Stock                 Stock
                             and Investment       and Investment        Beneficially          Beneficially
                                Power as of          Power as of         Owned as of           Owned as of
 Name                              12/31/96             12/31/96            12/31/96              12/31/96
---------------------------  -------------------  --------------------- -------------------  -------------
 Daniel P. Amos                       -----             547,200              547,200                 .42%
 Richard E. Anthony                   -----               -----                -----                 ---
 Joe E. Beverly                       -----               -----                -----                 ---
 James H. Blanchard                 520,800             240,902              761,702                 .59
 Richard Y. Bradley                  13,770               -----               13,770                 .01
 Stephen L. Burts,Jr.                 -----               -----                -----                 ---
 Walter M. Deriso, Jr.                2,512               2,512                5,024                .004
 C. Edward Floyd, M.D.                -----               -----                -----                 ---
 Gardiner W. Garrard, Jr.             6,022               -----                6,022                .005
 V. Nathaniel Hansford                -----               1,000                1,000                .001
 John P. Illges, III                122,294               -----              122,294                 .09
 Mason H. Lampton                    17,521              68,440<F1>           85,961                 .07
 Elizabeth C. Ogie                    6,800              19,280<F2>           26,080                 .02
 John T. Oliver, Jr.                  -----               -----                -----                 ---
 H. Lynn Page                       421,589              63,764              485,353                 .38
 William L. Pherigo                   1,000               -----                1,000                .001
 Robert V. Royall, Jr.               10,000               -----               10,000                 .01
 William B. Turner                  101,886             384,000              485,886                 .38
 George C. Woodruff, Jr.             76,092               -----               76,092                 .06
 James D. Yancey                    533,510              16,000              549,510                 .43

--------------
<F1> Includes  19,200  shares of TSYS Common Stock held in a trust for which Mr.
     Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of such shares.

<F2> Includes 52,869 shares of TSYS Common Stock held by a charitable foundation of which Mrs. Ogie is a trustee.

     The following table sets forth information, as of December 31, 1996, with respect to the beneficial ownership of TSYS Common Stock by all directors and executive officers of Synovus as a group.

                                                         Percentage of
                                Shares of                Outstanding Shares of
                                TSYS Common Stock        TSYS Common Stock
Name of                         Beneficially Owned       Beneficially Owned
Beneficial Owner                as of 12/31/96           as of 12/31/96
------------------------------  -----------------------  ----------------------
All  directors
and executive
officers of Synovus as a
group                           3,192,380                    2.47%
(includes 24 persons)

     D. Transactions and Agreements Between Synovus, Columbus Bank, TSYS and Certain of Synovus' Subsidiaries.

     During 1996, Columbus Bank and 29 of Synovus' other banking subsidiaries received bankcard data processing services from TSYS. The bankcard data processing agreement between Columbus Bank and TSYS can be terminated by Columbus Bank upon 60 days prior written notice to TSYS or terminated by TSYS upon 180 days prior written notice to Columbus Bank. During 1996, TSYS derived $1,809,847 in revenues from Columbus Bank and 29 of Synovus' other banking subsidiaries from the performance of bankcard data processing services and $128,411 in revenues from Synovus and its subsidiaries from the performance of other data processing services. TSYS' charges to Columbus Bank and Synovus' other subsidiaries for bankcard and other data processing services are comparable to, and are determined on the same basis as, charges by TSYS to similarly situated unrelated third parties.

     Synovus Service Corp. ("SSC"), a wholly owned subsidiary of Synovus, provides various services to Synovus' subsidiary companies, including TSYS. TSYS and SSC are parties to Lease Agreements pursuant to which SSC leased from TSYS office space for lease payments aggregating $107,449 during 1996, and TSYS leased from SSC office space for lease payments aggregating $34,472 during 1996. The terms of these transactions are comparable to those which could have been obtained in transactions with unaffiliated third parties.

     Synovus and TSYS and SSC and TSYS are parties to Management Agreements (having one year, automatically renewable, unless terminated, terms), pursuant to which Synovus and SSC provide certain management services to TSYS. During 1996, these services included human resource services, maintenance services, security services, communication services, corporate education services, travel services, investor relations services, corporate governance services, legal services, regulatory and statutory compliance services, executive management services performed on behalf of TSYS by certain of Synovus' officers and financial services. As compensation for management services provided during 1996, TSYS paid Synovus and SSC management fees of $1,079,706 and $8,583,648, respectively. Management fees are subject to future adjustments based upon charges at the time by unrelated third parties for comparable services.

     During 1996, Synovus Trust Company served as trustee of various employee benefit plans of TSYS. During 1996, TSYS paid Synovus Trust Company trustee's fees under these plans of $151,525.

     During 1996, Columbus Depot Equipment Company ("CDEC"), a wholly owned subsidiary of TSYS, and Columbus Bank and 25 of Synovus' other subsidiaries were parties to Lease Agreements pursuant to which Columbus Bank and 25 of Synovus' other subsidiaries leased from CDEC computer related equipment for bankcard and bank data processing services for lease payments aggregating $152,262. During 1996, CDEC sold Columbus Bank and certain of Synovus' other subsidiaries computer related equipment for bankcard and bank data processing services for payments aggregating $23,073. In addition, CDEC was paid $15,375 by Columbus Bank and certain of Synovus' other subsidiaries for monitoring such equipment. The terms, conditions, rental rates and/or sales prices provided for in these Agreements are comparable to corresponding terms, conditions and rates provided for in leases and sales of similar equipment offered by unrelated third parties.

     During 1996, Synovus Data Corp., a wholly owned subsidiary of Synovus, paid TSYS $303,554 for data links, network services and other miscellaneous items related to the data processing services which Synovus Data Corp. provides to its customers, which amount was reimbursed to Synovus Data Corp. by its customers. During 1996, Synovus Data Corp. paid TSYS $31,825 primarily for computer processing services. During 1996, TSYS and Synovus Data Corp. were parties to a Lease Agreement pursuant to which TSYS leased from Synovus Data Corp. portions of its office building for lease payments aggregating $240,000. The charges for processing and other services, and the terms of the Lease Agreement, are comparable to those between unrelated third parties.

     During 1996, TSYS and Columbus Bank were parties to Lease Agreements pursuant to which Columbus Bank leased from TSYS portions of its maintenance and warehouse facilities for lease payments aggregating $11,628. During 1996, TSYS and Columbus Bank were also parties to a Lease Agreement pursuant to which TSYS leased office space from Columbus Bank for lease payments of $4,483 per month. The terms, conditions and rental rates provided for in these Lease Agreements are comparable to corresponding terms, conditions and rates provided for in leases of similar facilities offered by unrelated third parties in the Columbus, Georgia area.

     During 1996, Synovus, Columbus Bank and other Synovus subsidiaries paid to Columbus Productions, Inc. and Lincoln Marketing, Inc., wholly owned subsidiaries of TSYS, an aggregate of $753,065 for printing and correspondence services. The charges for these services are comparable to those between unrelated third parties.

     During 1996, TSYS purchased 35,349 shares of Synovus Common Stock from Synovus for $764,422 and simultaneously granted the shares to certain executive officers of TSYS as restricted stock awards. The per share purchase price of such shares was equal to the fair market value of a share of Synovus Common Stock on the date of purchase.

     During 1996, TSYS and its subsidiaries were paid $1,392,543 of interest by Columbus Bank in connection with deposit accounts with, and commercial paper purchased from, Columbus Bank. These interest rates are comparable to those in transactions between unrelated third parties.

     TSYS has entered into an agreement with Columbus Bank with respect to the use of aircraft owned or leased by B&C Company, a Georgia general partnership in which Columbus Bank and W.C. Bradley Co. are equal partners. TSYS paid Columbus Bank $600,953 for its use of the B&C Company aircraft during 1996. The charges payable by TSYS to Columbus Bank in connection with its use of this aircraft approximate charges available to unrelated third parties in the State of Georgia for use of comparable aircraft for commercial purposes.

       VI. SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Synovus' officers and directors, and persons who own more than ten percent of Synovus Common Stock, to file reports of ownership and changes in ownership on Forms 3,4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish Synovus with copies of all Section 16(a) forms they file.

     To Synovus' knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, Synovus believes that during the fiscal year ended December 31, 1996 all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except that Dr. Floyd filed one amended Form 4 reporting one transaction late; Mr. Royall filed three amended Forms 4 reporting three transactions late, and filed one amended Form 3 to correctly report the amount of shares of Synovus Common Stock held in his ESOP account; Mr. Garrard filed a Form 5 reporting eight transactions late and one amended Form 4 reporting three transactions late; Mr. Pherigo filed one amended Form 4 reporting one transaction late; Mr. Smyre filed one amended Form 3 to correctly report derivative securities benefically owned by him; Mr. Blanchard reported three transactions late on a Form 5; and Mr. Woodruff reported three transactions late on a Form 5.

                            VII. INDEPENDENT AUDITORS

     On February 28, 1997, Synovus' Board of Directors appointed KPMG Peat Marwick LLP, Certified Public Accountants, as the independent auditors to audit the consolidated financial statements of Synovus and its subsidiaries for the fiscal year ending December 31, 1997. The Board of Directors knows of no direct or material indirect financial interest by KPMG Peat Marwick LLP in Synovus or any of its subsidiaries, or of any connection between KPMG Peat Marwick LLP and Synovus or any of its subsidiaries, in any capacity as promoter, underwriter, voting trustee, director, officer, shareholder or employee.

     Representatives of KPMG Peat Marwick LLP, Certified Public Accountants, will be present at Synovus' 1997 Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

    VIII. FINANCIAL INFORMATION WITH REFERENCE TO SYNOVUS AND ITS SUBSIDIARIES
                    CONTAINED IN SYNOVUS' 1996 ANNUAL REPORT

     Detailed financial information for Synovus and its subsidiaries for their 1996 fiscal year is included in Synovus' 1996 Annual Report that is being mailed to Synovus' shareholders together with this Proxy Statement.

                              IX. OTHER MATTERS

     As of the time of the preparation of this Proxy Statement, Synovus' Board of Directors has not been informed of any matters to be presented by or on behalf of Synovus' Board of Directors or its management for action at Synovus' 1997 Annual Meeting which are not referred to herein. If any other matters come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote thereon in accordance with their best judgment.

     Synovus' shareholders are urged to vote, date and sign the enclosed Proxy solicited on behalf of Synovus' Board of Directors and return it at once in the envelope which is enclosed for that purpose. This should be done whether or not the shareholder plans to attend Synovus' 1997 Annual Meeting.

                                 By Order of the Board of Directors
                                 /s/James H. Blanchard
                                 JAMES H. BLANCHARD
                                 Chairman of the Board, Synovus Financial Corp.

Columbus, Georgia
March 7, 1997



                                   APPENDIX A

PROXY                                                                      PROXY
[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

----------------------------------------
SYNOVUS FINANCIAL CORP.
-----------------------------------------

The undersigned hereby appoints                                  With-  For all
Thomas J. Prescott and Anne G. Dawahare                    For   hold   Except
as Proxies, each with full power of           1.)To elect  [ ]   [ ]    [ ]
substitution, and hereby authorizes them         Class III
to represent and to vote as designated below     Directors of Synovus.
all the shares of common stock of Synovus
Financial Corp. ("Synovus") held on record       Nominees:
by the undersigned or with respect to which      Daniel P. Amos, Richard Y.
the undersigned is entitled to vote on           Bradley, John P. Illges, III,
February 12, 1997 at the Annual Meeting of       William B. Turner and George
Shareholders to be held on April 17, 1997        C. Woodruff, Jr.
or any adjournment thereof.
                                                 INSTRUCTION: To withhold
                                                 authority to vote for any
                                                 individual nominee for Class
                                                 III director  of Synovus, mark
                                                 the "For All Except" box and
                                                 strike a line through that
                                                 nominee's name in the list
                                                 above.

RECORD DATE SHARES:





                                                  THIS PROXY WHEN PROPERLY
                                                  EXECUTED WILL BE VOTED IN
                                                  ACCORDANCE WITH ANY
                                                  INSTRUCTION INDICATED
                                                  HEREIN. IF NO INDICATION IS
                                                  MADE, IT WILL BE VOTED IN
                                                  FAVOR OF THE PROPOSAL
                                                  LISTED HEREIN.

                                                  The Board of  Directors  is
                                                  not  aware of  any  matters
                                                  likely to be presented  for
                                                  action   at   the    Annual
                                                  Meeting   of   Shareholders
                                                  other   than   the   matter
                                                  listed herein.  However, if
                                                  any   other   matters   are
                                                  properly brought before the
                                                  Annual Meeting, the persons
                                                  named  in  this   Proxy  or
                                                  their substitutes will vote
                                                  upon such other  matters in
                                                  accordance  with their best
                                                  judgement.  This  Proxy  is
                                                  revocable at any time prior
                                                  to its use.

                                                  The   undersigned    hereby
                                                  acknowledges   receipt   of
                                                  NOTICE   of   said   ANNUAL
                                                  MEETING   and  said   PROXY
                                                  STATEMENT     and    hereby
                                                  revokes     all     Proxies
                                                  heretofore   given  by  the
                                                  undersigned for said ANNUAL
                                                  MEETING.

Please be sure to                                 Please sign exactly as your
sign and date this Proxy.[Date:               ]   name appears on this Proxy.
Shareholder sign here[                        ]   When shares are held by joint
Co-owner sign here[                           ]   tenants, both must sign. When
                                                  signing in a fiduciary or
                                                  representative capacity, give
                                                  your full title as such. If a
                                                  corporation, please sign in
                                                  full corporate name by an
                                                  authorized officer. If a
                                                  partnership, please sign in
                                                  full partnership name by an
                                                  authorized person.

                                                  IN  ADDITION  TO VOTING AND
                                                  SIGNING  THIS  PROXY,   YOU
                                                  MUST ALSO COMPLETE AND SIGN
                                                  THE  CERTIFICATION  ON  THE
                                                  REVERSE  SIDE OF THIS PROXY
                                                  TO BE ENTITLED TO TEN VOTES
                                                  PER SHARE.
DETACH CARD                                                        DETACH CARD

                             SYNOVUS FINANCIAL CORP.
                Post Office Box 120, Columbus, Georgia 31902-0120
        ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 17, 1997 - THIS
             PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL
                               LISTED ABOVE.

[X] PLEASE MARK BOXES AS IN THIS EXAMPLE

                         CERTIFICATE OF BENEFICIAL OWNER
             INSTRUCTIONS: Please provide the required information.
                  THIS CERTIFICATE MUST BE SIGNED TO BE VALID.

                                                                    Yes      No
A. Are you the beneficial owner, in all capacities, of more than    [ ]     [ ]
   506,250 shares of Synovus Common Stock?
   If you answered "No" to Question A, do not answer Questions
   B or C. Your shares of Synovus Common Stock represented by the Proxy on the reverse side of this Certificate are entitled to ten votes per share.

B. If your answer to Question A was "Yes," have you acquired more
   than 506,250 shares of Synovus Common Stock since February 12,   [ ]     [ ]
   1993(including shares received as a stock dividend since
   February 12, 1993)?
   If you answered "No" to Question B, do not answer Question C.
   Your shares of Synovus Common Stock represented by the Proxy on the reverse side of this Certificate are entitled to ten votes per share.

C. If you answered "Yes" to Question B, please describe the date and nature of your acquisition of all shares of Synovus Common Stock you have acquired since February 12, 1993 (including shares acquired as a result of a stock dividend since February 12, 1993). Your response to Question C will determine which, if any, of the shares of Synovus Common Stock represented by the Proxy on the reverse side of this Certificate will be entitled to ten votes per share.



   [Date                   ]        To the best of my knowledge and belief, the
                                    information provided herein is true and
                                    correct. I understand that the Board of
                                    Directors of Synovus Financial Corp. may
                                    require me to provide additional information
                                    or evidence to document my beneficial
                                    ownership ofthese shares and I agree to
[Signature                     ]    provide such evidence if so requested.